                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                            1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          CAMDEN NATIONAL CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         ^--Enter Company Name Here--^
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                  [LETTERHEAD OF CAMDEN NATIONAL CORPORATION]


Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Camden National Corporation (the "Company") to be held on the 2nd day of May, 2000, at 3:30 p.m., local time, at the Camden Opera House, 29 Elm Street, Camden, Maine 04843. Your Notice of Annual Meeting, Proxy Statement and Proxy Form are enclosed, as is the Company's 1999 Annual Report.

At the Annual Meeting, you will be asked to elect four (4) directors to the Board. In addition, you will be asked to ratify the appointment of Berry, Dunn, McNeil & Parker as the Company's independent public accountant for 2000.

The Board of Directors recommends that you vote "FOR" the nominees to the Board of Directors listed in the Proxy Statement and "FOR" appointment of Berry, Dunn, McNeil & Parker.

Your vote is extremely important. Therefore, whether or not you plan to attend the Annual Meeting in person, we ask that you return your completed Proxy, using the envelope provided, as soon as possible and in any case no later than 5:00 p.m. on May 1, 2000.

As always, your continued support is greatly appreciated.


Sincerely,



Rendle A. Jones
Chairman of the Board



Robert W. Daigle
President and Chief Executive Officer


Date:  April 5, 2000

                   Notice of Annual Meeting of Shareholders
                            To be held May 2, 2000

     Camden National Corporation, a Maine corporation, will hold its annual meeting of shareholders at the Camden Opera House, 29 Elm Street, Camden, Maine 04843 on May 2, 2000 at 3:30 p.m. local time for the following purposes:

     1. To elect four directors. The Board of Directors has nominated Ann W. Bresnahan, Robert W. Daigle, Rendle A. Jones, and Arthur E. Strout to serve as directors for terms to expire at the Company's Annual Meeting of Shareholders in 2003.

     2. To ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent public accountants for 2000.

     3. To consider and act upon such other business and matters or proposals as may properly come before the meeting.

     The board of directors of the Company has fixed the close of business on March 28, 2000 as the record date for determining the shareholders of the Company entitled to receive notice of and to vote at the meeting. Only holders of record of Company common stock at the close of business on that date are entitled to receive notice of and to vote at the meeting. The Company will make available for inspection by any shareholder a list of shareholders entitled to receive notice of and to vote at the meeting during ordinary business hours at the Company's principal office, Two Elm Street, Camden Maine 04843, for ten days prior to the meeting. Only business within the purposes described in this notice may be conducted at the meeting.

     The board of directors of the Company unanimously recommends that you vote "FOR" each of the four nominees for positions on the Board and the ratification of the selection of Berry, Dunn, McNeil & Parker as the Company's accountants for 2000.

     The board of directors of the Company requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. Any proxy that you deliver may be revoked prior to the meeting by a writing delivered to the Company stating that your proxy is revoked or by delivery of a later dated proxy. Shareholders of record of Company common stock who attend the Company meeting may vote in person, even if they have previously delivered a signed proxy.


                              By Order of the Board of Directors



                              Arthur E. Strout
                              Secretary

Camden, Maine
April 5, 2000

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                            to be held May 2, 2000

                              GENERAL INFORMATION

      Management furnishes this Proxy Statement in connection with the solicitation of proxies under the direction of the board of directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held May 2, 2000. Only shareholders of record as of March 28, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for up to four (4) nominees to the board of directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of March 28, 2000, 8,167,358 shares of the Company's common stock, no par value (sometimes herein referred to as "Company Stock"), were outstanding.

      The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors and officers who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company (sometimes herein referred to as ("AST&T") as its transfer agent, to solicit proxies held by brokers and nominees. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for the reasonable expenses of doing so. The transfer books of AST & T will remain open between the record date and meeting date.

      This Proxy Statement and enclosed proxy were first mailed to the Company's shareholders on or about April 5, 2000. Your proxy is important in helping to achieve good representation at the meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised; therefore, execution of the Proxy will not in any way affect a shareholder's right to attend the meeting in person. Revocation may be made prior to the meeting by written revocation or duly executed proxy bearing a later date sent to the Company,
Attention: Arthur E. Strout, Secretary, Two Elm Street, Camden, Maine 04843; or a proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by management, including unmarked proxies, will be voted to elect the nominees to the Board described herein, and to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent public accountants for 2000.

      The holders of a majority of the Company's outstanding shares of common stock, present in person or by proxy, are required for a quorum at the meeting. The Company had 8,167,358 shares of common stock outstanding on March 28, 2000, the record date for this meeting. If a quorum is present at the meeting a simple majority of shares voted is required for election of the four (4) directors, and to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent public accountant for 2000. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not for purposes of voting with respect to that matter.

                            PRINCIPAL SHAREHOLDERS

      As of March 28, 2000, there were 8,167,358 shares of Company Stock outstanding, held of record by approximately 1,130 shareholders. Only shareholders of record as of March 28, 2000 shall be entitled to vote at the Annual Meeting and each share is entitled to one vote.

      The following table sets forth information with respect to the beneficial ownership of Company common stock as of March 28, 2000, by (i) each person known by the Company to own beneficially more than five (5) percent of the Company's outstanding stock, (ii) each current director of the Company and nominees for positions on the board of directors, (iii) the named executive officers (defined below), and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the directors, executive officers and shareholders owning more than five (5) percent of Company stock has sole voting and investment power with respect to all shares of stock beneficially owned by him as set forth opposite his name.

                                                                           Percentage of
                                                        Number of              Shares
5% or Greater Shareholders:                            Shares Held          Outstanding
Kenneth C. & Prudence G. Dickey                           779,112               9.5%
13 Curtis Avenue
Camden, ME 04843

Rendle A. Jones                                           425,699  /(1)/        5.2%
P.O. Box 190

76 Beloin Road
Camden, Maine 04843


Directors, Nominees and named executive officers:

Ann W. Bresnahan                                           23,940  /(2)/        *

Robert J. Campbell                                          2,700               *

Robert W. Daigle                                           32,274  /(3)/        *

Robert J. Gagnon                                            2,028               *

Ward I. Graffam                                               370               *

John W. Holmes                                              5,500               *

Theodore C. Johanson                                       14,960  /(4)/        *

John S. McCormick, Jr.                                     19,700  /(5)/        *

Keith C. Patten                                           132,105  /(6)/        1.6%

Winfield F. Robinson                                       50,253  /(7)/        *

Richard N. Simoneau                                        21,240               *

Arthur E. Strout                                          103,131  /(8)/        1.3%

All nominees, continuing directors and
Executive officers as a group (19 persons):             1,634,244               20.0%

------------------------------------
*    Less than one (1) percent.
(1) Includes 371,660 shares owned by various trusts of which Mr. Jones acts as trustee, and to which shares he disclaims any beneficial interest and an additional 1,950 shares owned by spouse, as to which he disclaims any beneficial interest.
(2) Includes 5,940 shares over which voting and dispositive power are shared with spouse.
(3) Includes 30,000 shares underlying stock options exercisable within 60 days and an additional 300 shares owned by spouse, as to which he disclaims any beneficial interest.
(4)  Includes 2,272 shares underlying stock options exercisable within 60 days.
(5) Includes 2,700 shares owned by spouse, as to which shares he disclaims any beneficial interest.
(6) Includes 57,000 shares owned by spouse, as to which shares he disclaims any beneficial interest.
(7) Includes 4,544 shares underlying stock options exercisable within 60 days and an additional 6,652 shares owned by spouse, as to which he disclaims any beneficial interest.
(8) Includes 62,436 shares owned by a trust of which Mr. Strout acts as trustee, and to which shares he disclaims any beneficial interest.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes on ownership with the SEC and the AMEX. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. During the period January 1, 1999 through December 31, 1999, to the Company's knowledge, Laurel J. Bouchard and June B. Parent, each an executive officer, failed through administrative error to timely report upon appointment as executive officers, which has since been corrected. To the Company's knowledge, based solely on a review of copies of such reports and written representations all other filing requirements during the fiscal year ended December 31, 1999, in the Company's securities that were engaged in by the Company's executive officers and directors, and therefore required to be disclosed pursuant to Section 16(a) of the Securities Exchange Act, were timely reported.


                      PROPOSAL 1 - ELECTION OF DIRECTORS

Directors and Executive Officers

     The directors are classified into three categories with each category as nearly equal in number as possible. Only one category of directors is elected t each annual meeting of shareholders and all directors are elected for three years terms. Four directors have been nominated for election to the board of directors to serve until the 2003 Annual Meeting of Shareholders, or until their successors are duly elected and qualified. The proxies will be voted, unless authority to do so is withheld, in favor of the four (4) nominees recommended by the board of directors. Management recommends voting "FOR" each person named below.

     On the following page is a list of the nominees for the board of directors, including their age, as of December 31, 1999, their current positions with the Company and its subsidiaries: Camden National Bank, United Kingfield Bank, and Trust Company of Maine, Inc.

                                                       Position                Current Term of
Nominees:                                    Age       with Company             Directorship   Positions with Subsidiaries
Ann W. Bresnahan                              48       Director                     2000       Director, Camden National Bank

Robert W. Daigle                              50       Director, President &        2000       Director, President & Chief Executive
                                                       Chief Executive Officer                 Officer, Camden National Bank
Director, United Kingfield Bank
Director, Trust Company of Maine,
 Inc.

Rendle A. Jones                               57       Director & Chairman          2000       Director & Chairman,
Camden National Bank
Director, United Kingfield Bank

Arthur E. Strout                              64       Director                     2000       Director, Camden National Bank

     Following is a list of directors not currently standing for election to the Board of Directors and the executive officers of the Company, including their age, as of December 31, 1999, and current positions with the Company and/or its subsidiaries: Camden National Bank, United Kingfield Bank and Trust Company of Maine, Inc.

Other Directors                                        Position                   Term of
and Officers                                 Age       with Company             Directorship   Positions with Subsidiaries
Robert J. Campbell                            51       Director                     2002       ----

Robert J. Gagnon                              52       Director                     2001       Director, Camden National Bank

Ward I. Graffam                               59       Director                     2002       ----

John W. Holmes                                54       Director                     2002       Director, Camden National Bank

Theodore C. Johanson                          62       Director                     2001       Director, United Kingfield Bank

John S. McCormick, Jr                         68       Director                     2001       Director, Camden National Bank

Winfield F. Robinson                          62       Director                     2002       Director & Chairman,
                                                                                               United Kingfield Bank

Richard N. Simoneau                           64       Director                     2001       Director, Camden National Bank
                                                                                               Director, Trust Company of Maine,
                                                                                               Inc.

Laurel J. Bouchard                            44       Vice President Corporate     ----       ----
                                                       Sales and Marketing Officer

James C. Ebbert                               51       Assistant to the President   ----       Assistant to the President,
                                                                                               Camden National Bank

June B. Parent                                36       Vice President & Human       ----       ----
                                                       Resources Manager

Jeffrey D. Smith                              37       Vice President & Chief       ----       ----
                                                       Operations Officer

Susan M. Westfall                             43       Vice President, Clerk,       ----       Vice President, Cashier,
                                                       Treasurer & Chief Financial             Investment & Trust Officer,
                                                       Officer                                 Camden National Bank

     All of the officers listed will hold office as elected by the Company's Board of Directors. There are no arrangements or understandings between any of the directors, or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers, other than as described above. There are no "family relationships" among the above directors and officers, as that term is defined by the Securities and Exchange Commission.

     During the past five years, the business experience of each executive officer, director, and nominee for director is set forth below. None of the organizations in the descriptions below except Camden National Bank, United Kingfield Bank and Trust Company of Maine are affiliated with the Company.


Nominees for Election as Directors
----------------------------------

     Ann W. Bresnahan. Ms. Bresnahan has been a Director of the Company and Camden National Bank since 1990. She has been a full-time volunteer and civic leader since 1970.

     Robert W. Daigle.   Mr. Daigle is President and Chief Executive Officer of
the Company. He has been a Director of the Company and Camden National Bank since 1996, after being named President and Chief Executive Officer of Camden National Bank effective January 8, 1996. Mr. Daigle has also been a Director of
Trust Company of Maine, Inc. since 1996.   Mr. Daigle was a Director of United
Bank from June 1999 until its merger with Kingfield Bank in February 2000, at which time he became a Director of United Kingfield Bank. From 1991 until 1996, he served Fleet Bank of Maine as Regional President and Senior Bank Official overseeing Maine's northern and eastern markets.

     Rendle A. Jones. Mr. Jones has been a Director of the Company and Camden National Bank since 1988, and became Chairman of the Company in 1998 and Chairman of Camden National Bank in 1999. Mr. Jones was a Director of United Bank from 1996 until its merger with Kingfield Bank in February 2000, at which time he became a Director of United Kingfield Bank. Mr. Jones is a partner in the law firm of Harmon, Jones, Sanford, & Elliot, LLP in Camden, Maine, where he has worked since 1968. He is also a partner in the following entities: Fuller, Jones & Stivers, financial advisors; Professional Services Center, real estate rentals and Washington Street Associates, real estate rentals. Mr. Jones is also General Counsel to the Company.

     Arthur E. Strout.  Mr. Strout has been a Director of the Company and
Camden National Bank since 1984 and 1979, respectively. He is also an attorney in the law firm of Strout & Payson, P.A., in Rockland, where he has worked since 1971.


Continuing Directors
--------------------

     Robert J. Campbell. Mr. Campbell joined the Board of Directors in November 1999. He is a partner in the investment management firm of Beck, Mack & Oliver in New York, New York.

     Robert J. Gagnon. Mr. Gagnon has been a Director of the Company and Camden National Bank since 1996. Mr. Gagnon is also Manager of the Rockland Super Shop-n-Save, a position he has held for nineteen years.

     Ward I. Graffam. Mr. Graffam joined the Board of Directors in November 1999. Mr. Graffam is a former co-owner of Wayfarer Marine Corporation in Camden, Maine and a consultant to businesses on strategic issues. Previously, he spent thirty years in various legal and executive positions with Unum Corporation, most recently as President and managing director of UNUM European Holding Company.

     John W. Holmes. Mr. Holmes has been a Director of the Company and Camden National Bank since 1989. Mr. Holmes is also President and majority owner of Consumers Fuel Company in Belfast, Maine, a position he has held for 22 years.

     Theodore C. Johanson. Previously a Director of KSB Bancorp, Inc., Mr. Johanson became a Director of the Company concurrent with its acquisition of KSB Bancorp, Inc. in December 1999. Mr. Johanson was a Director of KSB and Kingfield from October 1996 until the former's acquisition by the Company in December 1999 and the latter's merger with United Bank in February 2000, at which time he became a Director of United kingfield Bank. Mr. Johanson has been the President of Falcon Shoe Company in Lewiston, Maine since 1963.

     John S. McCormick, Jr. Mr. McCormick has been a Director of the Company and Camden National Bank since 1984 and 1975, respectively. Mr. McCormick has also been a principal of Consolidated Real Estate and Engineering, a professional engineering/consulting firm, since 1969.

     Winfield F. Robinson. Previously Chairman and a Director of KSB Bancorp, Inc., Mr. Robinson became a Director of the Company concurrent with its acquisition of KSB Bancorp, Inc. in December 1999. Mr. Robinson served as Chairman of the Board of KSB since its formation in 1993. He also served as a Director of Kingfield Bank from 1976 and was elected Chairman of the Board in 1986 until the former's acquisition by the Company in December 1999 and the latter's merger with United Bank in February 2000, at which time he become a Director and Chairman of United Kingfield Bank. Mr. Robinson has been the President of Timber Resource Group LLC, a forest products firm based in Farmington, Maine since 1998.

     Richard N. Simoneau. Mr. Simoneau has been a Director of the Company and Camden National Bank since 1984 and 1978, respectively. Mr. Simoneau has also been a director of Trust Company of Maine, Inc. since January 1998. Mr. Simoneau has also been a partner in Simoneau & Norton, Masters & Alex, CPA, PA in Rockland, Maine since 1999 and was previously a partner in Simoneau & Norton, CPAs, P.A., from 1993 to 1998. From 1990 to 1993, Mr. Simoneau was a Director of Associated Grocers of Maine.


Executive Officers
-------------------

     Laurel J. Bouchard. Ms. Bouchard has been Vice President Corporate Sales and Marketing for the Company since May 1999. From 1993 to 1999, she held several positions with Fleet Bank, the most recent one being Senior Vice President and District Manager.

     James C. Ebbert. Mr. Ebbert joined Camden National Bank in October 1998 as Assistant to the President. From 1990 to September 1998 he consulted in corporate workouts, restructurings, crisis management and interim management. Prior to joining Camden National Bank, he practiced with the firms of Allomet Partners, Ltd. and Nachman, Hays & Associates, Inc. from January 1997 to September 1998 and January 1995 to December 1996, respectively. Mr. Ebbert has over 25 years of business and management experience.

     June B. Parent. Ms. Parent has been Vice President of Human Resources for the Company since January 1999. Prior to that, she had been the Personnel Manager for the Company since July 1995 and prior to that Executive Assistant to the President & Chief Executive Officer of United Bank from September 1992 to June 1995.

     Keith C. Patten. Mr. Patten was the President, Chief Executive Officer and a director of the Company from 1984 until his retirement in May 1999. He had also served as a director of Camden National Bank since 1976, and was elected the Board Chairman in 1996; at which time he stepped down as President and CEO of Camden National Bank in order to focus on management of the Company. Mr. Patten was also a director of United Bank from 1996 until his retirement date.

     Jeffrey D. Smith. Mr. Smith has been Vice President and Chief Operations Officer for the Company since February 1997. From January 1986 until joining the Company, he held various positions with Key Bank, most recently as Vice President and District Service Manager.

     Susan M. Westfall. Ms. Westfall has been Treasurer and Chief Financial Officer of the Company since 1996. During 1997 her responsibilities were
expanded to include those of Clerk.   She also has been with Camden National
Bank since 1979, and was promoted to Vice President in 1991. During 1997 her responsibilities were expanded to include those of Cashier, Investment, and Trust Officer.

     For a summary of the business experience and biographical information for Mr. Daigle, see "--Continuing Directors" above.


Board of Directors and its Committees
-------------------------------------

     Board of Directors. During the major portion of 1999, the Company was managed by a ten-member board, a majority of who were independent of the Company's management. In December 1999, two new Directors were elected, Winfield F. Robinson and Theodore C. Johanson; and two new Directors were appointed to replace vacant positions, Robert J. Campbell and Ward I. Graffam. The Board of Directors of the Company held twelve regular meetings, two special meetings, and one annual meeting during 1999. Each of the directors attended at least 75% of the total number of meetings of the Company's Board and meetings of the committees of the Company Board that he or she was eligible to attend.

     The Company's Board of Directors has standing audit, executive, retirement plan administration, personnel and compensation, and nominating committees.

     Audit Committee. The members of the Audit Committee consisted of Peter T. Allen, Chairman, Ann W. Bresnahan, Robert J. Gagnon, John W. Holmes, and Richard
N. Simoneau. The committee met four (4) times during 1999. The Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls.

     Executive Committee. The members of the Executive Committee consisted of Rendle A. Jones, Chairman, John W. Holmes, Arthur E. Strout and Robert W. Daigle. The executive committee is responsible for strategic planning and in-depth review of all matters to be brought before the Board of Directors.

     Retirement Plan Administration Committee. The members of the Retirement Plan Administration Committee consisted of John W. Holmes, Chairman, Robert W. Daigle, John S. McCormick, Jr., Ann W. Bresnahan, Susan M. Westfall and June B. Parent. The committee reviews all matters relating to the retirement plans offered to the employees of the Company and its banking and non-banking subsidiaries.

     Personnel and Compensation Committee. The Company's Personnel and Compensation Committee met once during 1999 and consisted of Richard N. Simoneau, Chairman, Robert J. Gagnon, Rendle A. Jones, and nonvoting members Robert W. Daigle and June B. Parent. None of the members of the committee served on a similar committee for any other company besides subsidiaries of the Company. The function of the committee is to oversee personnel relations, salary administration, training programs, officer selection, management succession and fringe benefits.

     Nominating Committee. The Nominating Committee, which met once in 1999, consisted of Richard N. Simoneau, Chairman, Peter T. Allen, John S. McCormick Jr., Keith C. Patten, and Arthur E. Strout. The function of the Nominating Committee is to nominate individuals for election to the Board of Directors, to nominate an individual for the position of Chairman of the Company, and to nominate individuals to serve as executive officers of the Company and its subsidiaries.

     Nominations for election to the Company's Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the President of the Company within seven (7) days after this proxy statement is mailed to shareholders. Nominations must contain the following information, to the extent known to the person making the nomination:
(a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of Company common stock that will be voted for each proposed nominee; (d) the name and residence address of the nominating shareholder; and (e) the number of shares of Company common stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting of Shareholders may disregard any nominations not made in accordance with these provisions, and may instruct vote tellers to disregard all votes cast for each such nominee.


Executive Compensation
----------------------

     The following table sets forth, for each of the Company's last three fiscal years, the annual compensation awarded to the Company's chief executive officer and the four most highly compensated executive officers who earned in excess of $100,000 during the year-ended December 31, 1999 (the "named executive officers").

                          Summary Compensation Table
                          --------------------------

                                                                                                                 Long-Term
                                                               Annual Compensation            Compensation       All Other
                                                        --------------------------------      ------------
Name                                  Year              Salary /(1)/         Bonus /(2)/        Options       Compensation/(3)/
                                      ----              -----------          -----------        -------       -----------------
Keith C. Patten                       1999              $181,279              $     0            ----            $1,600
President and Chief                   1998               325,183               35,186            ----               623
Executive Officer of                  1997               286,718               30,593            ----               595
President and Chief
Executive Officer of
Camden National
Corporation (retired
May, 1999)

Robert W. Daigle                      1999              $228,254              $19,587            ----            $2,239
President and Chief                   1998               178,185               20,113            ----             1,595
Executive Officer of                  1997               158,400               16,980            ----             1,125
Camden National
Corporation and
Camden National Bank

(1) Includes salaries deferred by contribution to the Company's 401(k) Plan. The 401(k) Plan is available to all regular employees of the Company, who are at least 21 years old and have completed at least one year of eligible service. Mr. Daigle was allowed to contribute up to 15% of his salary to the 401(k) Plan not exceeding the IRS limitation ($10,000 each in 1999). The amounts in this column also include fees paid for service as directors.

(2) Bonuses are listed in the year earned and normally accrued, although such bonuses may be paid in the following year. Also includes deferred bonuses.

(3) Amount shown for 1999 consists of $2,239 contribution to 401(k) Plan by the Company. The Company contributes a matching amount equal to 25% of the first 4% of salary deferred by the named executed officer, up to the limit specified in Code Section 401(a)(17) during 1999. The amounts accumulating in the accounts under the 401(k) Plan are immediately vesting in the employer contributions to their accounts in the 401(k) Plan.

Stock Options and Similar Awards

     For each named executive officer, the value of an option is the current fair market value per share of the Company's common stock, minus the applicable exercise price, times the number of shares that may be purchased under the option. There were no stock options granted during the year-ended December 31, 1999.

              Aggregated Option Exercises in Fiscal Year 1999 and
              ---------------------------------------------------
                      Fiscal Year-End 1999 Option Values
                      ----------------------------------


                                                                          Number of Securities         Value of unexercised In-
                                  Shares                                 Underlying Unexercised          The-Money Options At
                                Acquired On             Value           Option at Fiscal Year-End          Fiscal Year-End
                                                                       --------------------------  -------------------------------
Name                           Exercise (#)        Realized($)(1)      Exercisable  Unexercisable  Unexercisable  Unexercisable(2)
----                           ------------        --------------      -----------  -------------  -------------  ----------------
Keith C. Patten                    0                 $1,500,000               0             0        $      0       $      0
Robert W. Daigle                   0                          0          30,000             0         132,600              0

(1) The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized is determined without considering any taxes, which may be owed.

(2) Assumes market price of $16.75 per share, which was the closing price of a share of common stock reported on the American Stock Exchange on December 31, 1999.

Retirement Plans

     The Company maintains a qualified noncontributory defined benefit pension plan (the "Pension Plan"), which is available to all regular employees who are at least 21 years of age and have completed at least one year of eligible service. Mr. Patten, who retired in May 1999 and Mr. Daigle are both beneficiaries of the Pension Plan. The Company also maintains a nonqualified noncontributory defined benefit supplemental executive retirement program (the "SERP") for certain highly compensated employees, including Mr. Patten and Mr. Daigle.

     Participants in the Defined Benefit Plan receive upon retirement payment(s) based on years of service (up to 25 years) times a percentage of the participant's covered annual compensation during the five consecutive years out of the last ten years before retirement in which the participant's compensation was highest. After September 1, 1999 participants in the SERP receive upon retirement a life annuity based on years of service (up to 25 years) times a percentage of the participant's average salary and bonus for the 36 months of employment by the Company during which the participant's compensation was highest, reduced by the following amounts: 50% of the participant's projected primary Social Security benefits; the participant's benefits under the Pension Plan; the portion of the participant's benefits under the 401(k) Plan arising from employer contributions; and the participant's benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding stock options and the incentive bonus plan.

     The following table illustrates annual retirement benefits payable from the Pension Plan for life, assuming retirement in 1999 at age 65, for various levels of Final Average Compensation and Years of Service with the Company. The Pension Plan benefits in the table are not subject to deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE
                              ------------------

                                     Years of Service
                   ---------------------------------------------------------
Final Average
Compensation (1)      10       15        20        25        30        35
----------------      --       --        --        --        --        --
   $  125,000      $21,600   $32,401   $43,201   $54,001   $54,001   $54,001
      150,000       26,350    39,526    52,701    65,876    65,876    65,876
      160,000       28,250    42,376    56,501    70,626    70,626    70,626
      200,000       28,250    42,376    56,501    70,626    70,626    70,626
      300,000       28,250    42,376    56,501    70,626    70,626    70,626
      400,000       28,250    42,376    56,501    70,626    70,626    70,626
      500,000       28,250    42,376    56,501    70,626    70,626    70,626
      600,000       28,250    42,376    56,501    70,626    70,626    70,626
      1,000,000     28,250    42,376    56,501    70,626    70,626    70,626

(1) As a result of limitation, effective January 1, 1997, under the Internal Revenue Code of 1986, as amended (the "Code"), annual compensation in excess of $160,000 is not taken into account when calculating benefits under the Pension Plan.

     The following table illustrates annual retirement benefits payable from the SERP for life, assuming retirement in 1999 at age 65, for various levels of Final Average Compensation and Years of Service with the Company.

                                  SERP TABLE
                                  ----------

                                     Years of Service
                   ---------------------------------------------------------
Final Average
Compensation (1)      10       15        20        25        30        35
----------------      --       --        --        --        --        --
      125,000       19,940    23,429    22,599    17,449    17,449    17,449
      150,000       24,540    28,904    27,999    21,822    21,822    21,822
      160,000       26,380    31,094    30,159    23,574    23,574    23,574
      200,000       36,780    46,694    50,959    49,574    49,574    49,574
      300,000       62,780    85,694   102,959   114,574   114,574   114,574
      400,000       88,780   124,694   154,959   149,574   149,574   149,574
      500,000      114,780   163,694   206,958   244,574   244,574   244,574
      600,000      140,780   202,694   258,959   309,574   309,574   309,574
    1,000,000      244,780   358,694   466,959   569,574   569,574   569,574

     The following table sets forth the number of years of credited service of the named executive officer listed in the Summary Compensation Table.

                                              Credited
                                         Years of Service
                                         ----------------
     Keith C. Patten                             22
     Robert W. Daigle                             3

     ------------------------------
Change of Control Agreements
----------------------------

     The SERP provides that in the event the Company is merged with another company and the other company survives the merger, and Mr. Daigle is not made an officer of the surviving company and the surviving company does not assume the Company's obligations under the SERP, the Company Board may authorize a payment to named executive officer in an amount to be determined in the discretion of the Company Board.

Director Compensation

     Directors of the Company received $400 for attendance at each regular meeting of the board of directors, and $150 for attendance at each meeting of a committee of the board of directors during 1999. In addition, the Chairman of the board of directors received an annual retainer of $5,000. No additional fees were paid for membership on or attendance at meetings of the Company Board or any committees of the board of directors.

     Director compensation is paid monthly to those directors who do not defer their compensation. Any director of the Company may defer up to 100% of their fees and retainer in any calendar year. If a director elects to defer their compensation, the Company automatically credits the amounts deferred to interest-earning accounts for each of the respective directors. Shares of Company stock are purchased quarterly by the plan for those directors electing this option. Deferred director's fees and/or stock are paid to participants in a deferral plan, or their designated beneficiaries, upon their termination as directors.


Employment Agreement with Mr. Daigle

     The Company and Camden National Bank have entered into an employment agreement with Mr. Daigle (the "executive") for an initial term of five years. At the expiration thereof, including any renewals, the employment agreement is extended automatically for additional five-year periods unless, within a specified time, any party to the employment agreement gives written notice to the other of such party's election not to so extend the term of the employment agreement.

     The employment agreement provides, among other things, for (i) an annual base salary of $235,000, (ii) insurance and other benefits, and (iii) in the event of (A) termination by the executive for any reason after a change in control of the Company or Camden National Bank, or (B) termination of the executive by the Company or Camden National Bank without cause, aggregate payments (made according to the Company's and Camden National Bank's regular payroll schedule) equal to two time the executive's annual salary then in effect, as well as continued insurance and benefits (except profit sharing) during such two year period.

     The employment agreement includes a provision for termination of the executive for cause, whereupon payments and benefits cease. The employment agreement also includes certain non-solicitation and non-competition provisions, which extend for four years following the executive's termination of employment.

Compensation Committee Interlocks and Insider Participation

     The Personnel and Compensation Committee consisted of Richard N. Simoneau, Chairman, Robert J. Gagnon, Rendle A. Jones, and nonvoting members Robert W. Daigle and June B. Parent. Many members of the Personnel and Compensation Committee and their affiliates and families are borrowers from the Company's subsidiaries. All loans and credit commitments to such persons were made in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features to the Company's subsidiaries.


Personnel and Compensation Committee Report

     The performance of the Company has a direct bearing on executive compensation for any given year. When the performance of the Company meets or exceeds its budgetary expectations, compensation is expected to be more generous than in years when the budgetary expectations have not been met. The Personnel and Compensation Committee remains aware that compensation must not be set at a level that will inhibit the Company's competitiveness in its market areas. Nevertheless, levels of compensation is also guided in large part by the Company's need to attract and retain capable executives who can make a major contribution to the Company's success. The Personnel and Compensation Committee has regularly reviewed compensation surveys comparing the Company's subsidiary banks with other banks in the State of Maine and with other banks nationally in the Company's subsidiary banks' size grouping.


Compensation Program Components

     Compensation is based on two primary components: base salary and a performance-based incentive compensation program. Base salary is intended to adequately reward officers and employees for capable performance within their respective job descriptions, consistent with keeping the Company competitive within its industry and market areas. The performance-based compensation program is designed to create an environment where employees take a more personal interest in the performance of the Company and are rewarded for balancing profit with growth and quality with productivity. The following executive officers also participate in a deferred compensation plan: Mr. Daigle, Mr. Ebbert, Ms. Parent, Mr. Smith, and Ms. Westfall. The Personnel and Compensation Committee considers that the levels of executive pay are both reasonable and necessary to remain competitive in the market.


Performance Measures

     There are several performance measures used in evaluating the compensation of executive officers. In addition to the use of state and national banking surveys, the specific performance of the executive officer is considered. There is for each executive officer an annual performance evaluation conducted by an individual in the next level of management, and the Personnel and Compensation Committee reviews the performance of the Company's Chief Executive Officer. The performance of the Company as a whole and the financial plan for the ensuing year in particular are guiding factors in establishing the levels of compensation. However, the general factors of the business climate, the performance of the Company and the evaluation of the executive officer being considered are all factors being reviewed in determining executive compensation. It is a central aim of the Personnel and Compensation Committee to ensure that each executive officer is justly compensated for his or her contribution, knowing that the contribution directly affects the Company and its shareholders.

Stock Option Plan

     An additional component of compensation for key employees is the award of options to purchase shares of Company common stock at fixed prices. The 1993 Stock Option Plan is based on performance in that the options only have value if the market value of Company common stock increases. Pursuant to the 1993 Stock Option Plan, as amended, the Company awarded options to the following executive officers during 1999: Ms. Bouchard and Mr. Ebbert.


Compensation of the Chief Executive Officer

     The Personnel and Compensation Committee annually reviews the Chief Executive Officer's existing compensation arrangements, the performance of the Company and the Chief Executive Officer, and the compensation of chief executive officers in similar companies of comparable size.

     The Chief Executive Officer's compensation is divided into three basic categories: salary and deferred compensation, performance-based incentive compensation, and director's fees.

     In past years the salary of the Chief Executive Officer has been increased based upon performance of the Company in the previous year. The salary level selected must be within the salary range for chief executive officers in other similar companies of comparable size. The personnel department conducts a study of the salary ranges of chief executive officers in other similar companies of comparable size as shown by published compensation surveys, and provides its results to the Personnel and Compensation Committee along with supporting data and a suggested salary range for the year. The salary for the Chief Executive Officer for 1999 was increased 12.1% over 1998, based on the Company's net profits for the 1998 fiscal year. An adjustment was also made when Mr. Daigle was named President and Chief Executive Officer in May 1999.

     The second part of the Chief Executive Officer's compensation program is based upon the performance-based incentive compensation program, which applies to all officers and employees. The 1999 performance-based incentive compensation program resulted in additional compensation for the Chief Executive Officer of 9.09%.

     The third portion of the Chief Executive Officer's compensation program is director's fees, which are the same for all directors.

     The total compensation package for the Chief Executive Officer is competitive with the compensation programs provided by other similar companies of comparable size. Moreover, the Personnel and Compensation Committee believes that it has set compensation at levels that reflect the Chief Executive Officer's contribution towards the Company's success and achievement of objectives.


          Submitted by:  Richard N. Simoneau
                         Robert J. Gagnon
                         Rendle A. Jones
                         Robert W. Daigle (non-voting)
                         June B. Parent (non-voting)

Stock Performance Graph
-----------------------

     The following graph illustrates the estimated annual percentage change in the Company's cumulative total shareholder return on its common stock for the period October 7, 1997 through December 31, 1999. For purposes of comparison, the graph also illustrates comparable shareholder return of Nasdaq banks as a group as measured by the Nasdaq Banks Stock Index and of companies of similar capitalization value as measured by the Russell 2000 Stock Index. The graph assumes a $100 investment on October 7, 1997 in the Company common stock, the Nasdaq banks as a group, and the Russell 2000 companies as a group and measures the amount by which the market value of each, assuming reinvestment of dividends, has increased as of December 31, 1999.

                                 [PLOT POINT]
                                        $138.98
$140.00
                         $132.31

$120.00
                                                                     $113.56
                         $107.61                                     $108.83

$100.00
          $100.00                       $94.95
                         $94.23
                                        $90.98
                                                        $87.37
$80.00

          10/07/97       12/31/97       12/31/98       12/31/99


                 CERTAIN RELATIONSHPS AND RELATED TRANSACTIONS

Certain Business Relationships

     Rendle A. Jones is a partner in the law firm of Harmon, Jones, Sanford & Elliot, LLP, which performed legal services for the Company during 1999. The fees paid by the Company to the law firm totaled less than 5% of the law firm's gross revenues during 1999. Also, Arthur E. Strout is a partner in the law firm of Strout & Payson, P.A., which performed legal services for the Company during 1999. The fees paid by the Company to the law firm totaled less that 5% of the law firm's gross revenues during 1999.

     Except as described above, no nominee for director, other continuing director or executive officer of the Company engaged in any transaction with the Company or any of its subsidiaries during fiscal year 1999, in which the amount involved exceeded or exceeds $60,000, other than the financial transactions described below "--Indebtedness of Management."

Indebtedness of Management

     The Company's nominees for directors, continuing directors and executive officers have had, and are expected to have in the future, financial transactions with one or more of the Company's subsidiary banks. As of December 31, 1999, the outstanding loans by the Company's subsidiary banks to the Company's nominees, continuing directors and executive officers amounted to an aggregate of approximately $1.1 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons.


                                 OTHER MATTERS

Shareholder Proposals for Annual Meetings
-----------------------------------------

     Shareholder proposals (including director nominations) submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders must be received by the Company by December 1, 2000. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

     For a proposal of a shareholder (including director nominations) to be presented at the Company's 2001 Annual Meeting of Shareholders, other than a shareholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, a shareholder's notice must be delivered to, or mailed to and received by the Company at its principal executive offices,, together with all supporting documentation required by the Company's bylaws, (A) not prior to March 12, 2001 nor later than April 17, 2001, or (B) if the Company's 2001 Annual Meeting of Shareholders is called for a date prior to May1, 2001 or later than May 1, 2001, then not later than the close of business on the later of (i) fourteen calendar day prior to the scheduled date of such meeting. Any such proposals should be mailed to: Camden National Corporation, Two Elm Street, Camden, Maine 04843,
Attention:  Secretary.


Financial Statements
--------------------

     An annual report to shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company shareholders of record is enclosed herewith. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by requesting them in writing or by telephone from Susan M. Westfall, Clerk, Two Elm Street, Camden, Maine 04843, Telephone: (207) 236-9131, ext. 2165.


Other Matters
-------------

     As of the date of this Proxy Statement, the board of directors knows of no matters that will be presented for consideration at the Company's meeting other than as described in this Proxy Statement. If any other maters shall properly come before the Company's meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals names as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of the Company.

                                 LEGAL MATTERS

     The Company is a party to litigation and claims arising in the normal course of business. On December 9, 1999, Joseph R. Gamache, filed a lawsuit naming Kingfield Bank and one of its employees as defendants. The plaintiff is seeking $1,860,000 in damages, as well as punitive damages, which he alleges resulted from the denial of a loan. The case is currently in the discovery stage. The Company believes the lawsuit has no merit and plans to vigorously defend it.


                   PROPOSAL 2 - RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

     Berry, Dunn, McNeil & Parker has served as the Company's accountant since the Company's formation in 1985, and as Camden National Bank's accountant since 1980. Berry, Dunn, McNeil & Parker has been selected to continue to serve as the Company's accountant for 2000. There have been no disagreements with Berry, Dunn, McNeil & Parker on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. At the Annual Meeting, shareholders will be asked to ratify the appointment of Berry, Dunn, McNeil & Parker as the Company's accountant for the fiscal year ending December 31, 2000. Representatives of Berry, Dunn, McNeil & Parker will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.



                                   By Order of the Board of Directors



                                   Arthur E. Strout
                                   Secretary


April 5, 2000

                          CAMDEN NATIONAL CORPORATION

            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas C. Jackson and Jeffrey J. Weymouth, and each of their acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Camden National corporation to be held at the Camden Opera House, 29 Elm Street, Camden, Marine 04843 on May 2, 2000 at 3:30 p.m. local time, or at any adjournment or postponement thereof with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the following proposal described in the accompanying Notice of Annual Meeting and Proxy Statement, dated April 5, 2000, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All principal [illegible], WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

                                                                  -------------
               (Continued and to be signed on the reverse side)    SEE REVERSE
                                                                       SIDE
                                                                  -------------

                        Please date, sign and mail your
                      proxy card back as soon as possible

                        Annual Meeting of Stockholders
                          CAMDEN NATIONAL CORPORATION

                                  May 2, 2000






                 [Please Detach and Mail in Envelope Provided]




                               [ILLEGIBLE COPY]